Global Code of Business Conduct
Intercontinental Exchange

i
CONTENTS

ii
01 A MESSAGE FROM JEFF SPRECHER iii
02 ICE CORE COMPETENCIES iv
03 INTRODUCTION 1
Purpose 2
Applicability 2
Expectations 3
Expectations for Managers 3
Asking Questions and Raising Concerns 5
Waivers 6
04 TEAMWORK 7
Operating as "One Company" 8
Health & Safety 9
Personal Privacy 10
05 PROBLEM-SOLVING & DECISION-MAKING 11
Customers & Third Parties 12
Assets & Information 12
Conflicts of Interest 15
Business Gifts, Meals & Entertainment 17
06 COMMUNICATION 19
Systems, Technologies and Social Media 20
Environmental & Social Responsibility 20
Investor Community & The Media 22
07 PROFESSIONALISM & INTEGRITY 23
Corruption & Bribery Prohibited 24
Fair Competition 26
Books & Records 27
Outside Audits & Investigations 28
Insider Trading Prohibited 28
Anti-Money Laundering and Global Business 30
08 ACKNOWLEDGMENT 31

iii
01
A MESSAGE FROM JEFF SPRECHER

DEAR COLLEAGUES,

At Intercontinental Exchange (ICE) we have
built our business by putting our customers
first and anticipating their needs by asking
ourselves: what's next? Markets evolve
and we have grown by listening to our
customers and evolving with them.

Another important question at the core of
our success is: what's right?

This Code of Business Conduct is an
outline of the rules and principles by which
we operate on a global basis. It is not a
comprehensive manual that covers every
possible situation - no document could be.
It is a guide that serves as a reference and
a reminder. At ICE, we do the right thing not
because it is written in a code but because
it is part of our ethos and the commitment
we are making to our customers who
entrust us with their investing and risk
management needs.

Please take the time to carefully read the
ICE Global Code of Business Conduct. If
you have any questions, contact any of the
resources listed within it, starting with
your manager.

Thank you for your continued commitment
to serve our customers with the utmost
integrity and for asking yourselves every
day: what's right?

My best,

Jeffrey C. Sprecher
Chairman and Chief Executive Officer
Global Code of Business Conduct

iv
02
ICE CORE COMPETENCIES

At ICE, we subscribe to four core
competencies. These competencies
apply to all of us, regardless of our roles
or responsibilities.

Our core competencies are such an
important part of our strong culture of
compliance and trust, our code's guidance
is centered on them.

Because our core competencies are so
integral to our work, it is important that
we understand the actions and behaviors
that exemplify them. That is why we use
these competencies as the foundation for
our code. As you read through the next five
chapters, take note of the various ways you
can uphold our core competencies in your
daily work and interactions with others.

Our core competencies are:

- Teamwork
- Communication
- Problem-Solving & Decision-Making
- Professionalism & Integrity

03
INTRODUCTION

PURPOSE
We are the leading global network of
exchanges and clearing houses, along
with many other financial services that our
customers rely on each day. As such, we
are committed to the highest standard of
ethical conduct and behavior. Our Global
Code of Business Conduct was written with
these standards in mind. We consider it our
guidebook for how to do business the right
way. It discusses our core competencies and
the ways in which these competencies impact
our approach to our work. It also demonstrates
to our customers, regulators and investors that
we take our responsibility as a global financial
services company seriously.

Consider this code a resource you can use
to make sure you understand the standards
that we are all expected to live up to. Many
important topics are explained here in detail.
The code also lists relevant policies that
you can find on ICEspace or from your local
compliance officer to give you further guidance
in certain areas. And when it makes sense to
talk to someone, the code provides contact
information for resources who can answer any
questions you may have.

APPLICABILITY
We believe that even one person can make a
big difference, so it is vital that each individual
acts with integrity. That is why our code
applies to all of us at ICE, regardless of which
part of the business we work in - employees,
officers, directors, and consultants and
contractors - no matter what. Keep in mind
that above all, our code helps us maintain the
trust we have built with our customers, fellow
employees, and others who have a stake in our
success - and that trust is what helps all of
us succeed.

Of course, business partners and third parties
are an extension of our organization, which
means their behavior can have a direct
impact on our reputation. We expect that
our suppliers, agents and business partners
will follow ethical standards similar to our
own when working with us or on our behalf.
This means that we will consider terminating
contracts with vendors or partners that
do not meet our high standards or
contractual obligations.

EXPECTATIONS
Each of us has a responsibility to maintain
and advance our company's reputation for
integrity. That means we must all:

* Act in a professional, honest, and
ethical manner.
* Be familiar with the information
contained in our code as well
as applicable laws and
company policies.

Many relevant company policies
will be cited in this code, but your
business unit may have additional
policies and procedures with which
you will need to be familiar. In the
event there is a conflict between
your local policy and the code, the
more restrictive standard will apply.

* Use common sense and good
judgment to supplement our
knowledge of what is right.
* Ask questions when we are unsure
of the right course of action.
* Speak up when we see or
suspect misconduct.

EXPECTATIONS
FOR MANAGERS
While this code applies equally to everyone
at ICE, our managers have a few extra
responsibilities. As part of being a leader,
the manager sets the tone for each of their
respective groups.

* Lead by example, always choosing
the ethical course of action - even if
you do not think others are watching.
* Share with your team the
importance of ethical behavior, do
not wait for a problem to arise.
* Speak up when you see a problem,
and encourage others to do
the same.
* Make sure your direct reports
understand this code and what is
expected of them.
* Always be receptive to questions,
concerns or comments, and make
sure that issues are directed to the
people who can help.
* Watch for retaliatory action, and
address it immediately if it occurs.
If assistance is needed, contact
Human Resources, Global Corporate
Compliance or a member of the
legal department.

A common denominator in our shared expectations is the need to make ethical decisions - to do what is right. Many times, the right choice is clear. Other times, you might not be sure. That is when you should ask yourself the following questions:

Would my decision be legal?
NO
If your decision violates the law,
it could have serious consequences
for you and for ICE. Do not proceed.

YES
Is it in line with our code,
policies and core competencies?
NO
If your decision would violate the
rules set forth by our code, policies
or core competencies, it could have
serious consequences. Do not proceed.

YES
Is my decision good for ICE, my fellow
employees and our stakeholders?
NO
If your decision would
negatively affect anyone working
for or relying on ICE, it may
not be the right decision.

YES
Would I feel good if my decision
ended up in the news?
NO
If you would be embarrassed
or ashamed to have the public
learn about your decision, then it
is not the right thing to do

YES
PROCEED

If you need help getting to a "yes" answer to any of these questions, or do not know the answer, you should talk to one of the resources listed in this code.

ASKING
QUESTIONS AND
RAISING CONCERNS

Coming forward with questions, concerns,
and reports of actual or suspected
misconduct is the right thing to do - and
also the best way to make sure the ICE
culture remains strong and positive. When
we speak up, we give ICE the opportunity
to improve and resolve issues before they
become more serious. We pride ourselves
on being a company of problem solvers,
so if you have a problem, there are always
people at ICE who can help.

If you need advice or would like to raise
a concern, there are a number of options
available to you:

* Your manager
* Your local compliance officer
(for example, the CCO of your
business unit)
* The Human Resources team
(**Human Resources)
* The Global Corporate
Compliance team:
icecorporatecompliance@theice.com
* Any member of the
Legal Department

If you are not comfortable using one of
those resources, ICE has established a
hotline to receive concerns regarding ICE's
financial statements or accounting matters,
as well as conflicts of interest and code
violations. You can reach the hotline:

* Via email: ice-compliance@theice.com
* Online at: https://www.ethicspoint.com
* By phone: 866-294-4493
(Check www.ethicspoint.com
for international toll free
dialing service)

If you report by phone or online, you may
be able to report anonymously, depending
on local law. Try to provide as much
information as possible so that your report
can be fully investigated. You will be able
to create a password that lets you follow
up with the report to add information or
answer questions.

Good faith reporting
and non-retaliation

Acting in good faith is important. It means
that you are sincere and honest when
reporting a possible violation of this code,
ICE policy, or the law. Simply put, it does
not matter whether your report turns out
to be true - what does matter is that you
deliver it honestly and with good intentions.

In return, ICE's commitment to non-retaliation
is firm, so no one should be concerned about
raising a question in good faith. Our company
takes all claims of retaliation seriously,
investigating each one thoroughly and taking
appropriate action.

Reports should provide a sufficient amount
of detail to support the claim and proceed
with an investigation. It is not acceptable to
file a report knowing it to be false. Reports
are investigated in a respectful, professional
manner - and as promptly and confidentially
as possible. If you are asked to participate in
an investigation, you are expected
to cooperate.

Violations and Discipline
Violations of this code and other company
policies are taken seriously. Consequences
may extend as far as termination of
employment. Always weigh your options
carefully, and ask for advice when the right
choice is not clear.

WAIVERS
We are all held to the same expectations, and
the commitment to do what's right under our
code of conduct. That is why we all certify
upon hire and again each year that we will
comply with the code. However, in certain
extraordinary situations, a waiver of a provision
of this code may be granted.

Contact your manager, a member of the legal
department or Global Corporate Compliance
if you believe special circumstances warrant a
waiver of any of this code's provisions.

Any waiver of the code for executive officers or
directors may be made only by the company's
board of directors, and the waiver must be
promptly disclosed to shareholders as required
by law.

04
TEAMWORK

OPERATING AS
"ONE COMPANY"
Our success has been built by operating
as one company -- - one culture and team,
one focus on growth and innovation and
one measure of success which focuses on
serving customers and delivering value to our
shareholders. The ICE team works together
toward achieving a common set of goals by
aligning our efforts and actions, every day, with
the company priorities. These priorities include
identifying the new challenges our customers
face and the opportunities that exist in the
markets we serve. Every individual at ICE is an
important member of our team. As members
of the ICE team, it is important that we live up
to the following principles:

* Treat each other with respect.
* Keep an open mind to new ideas
and points of view.
* Value and incorporate the differences
each of us brings to ICE.

This all may seem obvious, but keeping these
guidelines top of mind is key in maintaining a
productive workplace.

We believe that everyone should be treated
with fairness, respect, and dignity. ICE
complies with all applicable laws and
regulations concerning nondiscriminatory
employment practices. While those laws can
vary by location, this generally means that we:

* Base employment decisions on
qualifications, demonstrated skills
and achievements.
* Set the expectation with our business
partners that we believe they should act
in a way that is consistent with
our sense of fair treatment and
equal opportunity.

Our commitment to diversity and equal
opportunity means that harassment and
bullying are not tolerated here.

We define harassment as any conduct that
is related to a person's legally protected
characteristics (such as race, gender, religion,
etc.) that creates an unwelcome, intimidating,
hostile, or offensive work environment for that
person. This kind of conduct can range from
offensive jokes or comments, slurs and
name calling, to any act of bullying, like
mobbing or exclusion and sexual harassment.
For more information, please see our
Employee Handbook.

We are all professionals. Because of this,
we might not think of ourselves as the type
to harass, bully, or discriminate against our
colleagues. However, our commitment to
Teamwork - the commitment to act as one
company with common goals - demands
that we remain aware of the actions we
take and how they affect those around us.

HEALTH & SAFETY
When working, we should always be
alert to health and safety risks - even in
office environments. We need to promptly
report any accident, injury, illness or
unsafe or unhealthy condition to Human
Resources or building security. We must
also be sure that our performance is
not impaired by alcohol or by any drugs,
including prescription or over-the-counter
medication. This applies to anyone on
company premises or in any other work
circumstance that may jeopardize our
operations, safety or reputation.

As part of our commitment to providing
a safe work environment, we must never
engage in or tolerate any form of violence.
Violence includes threats or acts of
violence, intimidation of others or attempts
to instil fear in others. If you know of actual
or potential workplace violence, you should
immediately report your concerns. If you
believe someone is in immediate danger,
please contact building security or the
local authorities.

PERSONAL PRIVACY
The nature of our work requires us to take
the utmost care with information we see,
hear, or otherwise learn. When it comes to
our colleagues, customers, and others, we
must always respect their privacy and the
confidentiality of their personal information.
If you have access to personally identifiable
information of colleagues or customers
be sure to keep it safe and secure and only
use it for relevant and appropriate business
purposes. Do not share it with anyone inside
or outside ICE who does not have a business
need to know it. You should only keep private
information as long as it is necessary to
accomplish the legitimate purpose for which it
was collected.

Personally identifiable information is a broad
term that covers information collected in
order to facilitate working relationships, and
can include:

* Government-issued
identification numbers
* Employment-related
background checks
* Information required to verify
credential and education
* Compensation information
* Performance reviews and corrective/
disciplinary actions
* Health and benefit information and
insurance records

Many countries have their own legal
requirements governing the use of employee
data. Be aware of and respect local privacy
laws, especially when transferring personal
information outside its country of origin.
Contact a member of the human resources
or legal department if you are unsure of
these requirements.

We must also take steps to prevent the
accidental disclosure of customer information.
Familiarize yourself with our Personal
Information Protection Principles Policy and our
Corporate Information Security Policy. Make sure
to follow established company procedures in
the rare event of disclosure.

05
PROBLEM-SOLVING & DECISION MAKING

CUSTOMERS &
THIRD PARTIES
Our success is built upon our determination,
every day, to serve the needs of our customers.
This customer focus is at the core of what we
do. It means that each action we take should
be thought of through the lens of the customer
- is this advancing their needs? Is this solving
a problem for them?

We make business decisions based on our
commitment to providing high quality
services and product offerings, and we never
do anything illegal or unethical in order to
win business.

We also seek business partnerships that
align with our values and follow the highest
standards of business conduct.

That means that we always perform
appropriate due diligence and know our
business partners, service providers, agents
and representatives and all those through
whom we conduct our business. If you
become aware of any situation where you
believe a supplier or third party may not be
meeting our standards, raise the issue with
your manager, Global Corporate Compliance,
human resources or any of the other contacts
listed in this code.

ASSETS & INFORMATION
Our company's assets - including our physical
assets like computers, data centers, funds,
and ICE facilities - are meant to advance our
success. When we use company assets and
property, we need to do so responsibly and
appropriately. We all share an obligation to
protect these assets from loss or harm. Be
sure that you do not appropriate, borrow, or
loan company assets without permission.
See the Systems, Technologies and Social
Media section for more guidance on using
company technology.

Protecting Sensitive Information
Many details about how our company
operates need to be kept confidential for
ICE to remain competitive and successful.
We are all responsible for safeguarding
sensitive data like:

* Business plans or strategies
* Financial results
* Sales goals and marketing plans
* Sensitive market data
* Employee matters, including
personal information and
compensation details
* Proprietary details about
our products, methodologies,
or infrastructure

Keeping confidential and proprietary
information safe requires us to take certain
precautions in our work. We must secure
our computers and mobile devices at
all times and protect our user IDs and
passwords. Be sure that any third parties
with whom you are interacting have signed
a non-disclosure agreement before sharing
confidential company information with
them. In fact, do not share this information
with anyone who does not have a business
need to know it - including fellow co-workers.
Finally, remember that your
obligation to protect confidential company
information continues even after your
employment with ICE ends.

For more detailed discussion on how we
protect information and what your specific
responsibilities are, please refer to our
Personal Information Protection Principles Policy
and our Corporate Information Security Policy.

QUESTION
An ICE employee frequently travels on ICE
business. She takes many calls on the train
and in airport terminals. She also uses her
laptop and smart phone in public places.
What precautions should she take to
protect sensitive information?

ANSWER
This employee should take particular care
to be aware of her surroundings when
discussing sensitive ICE information on the
phone or viewing it on her laptop. This is
especially true in public places, and also in
open areas at ICE facilities. Remember, we
never know who may be eavesdropping on
our conversations or looking at our screens.
She should also be careful to follow proper
security measures at all times. This means
she must appropriately log off her laptop
when not using it and store her laptop,
smart phone, and any sensitive documents
in secure locations at all times.

Intellectual property
As a company, we depend on good ideas
to fuel our business - so it is important to
protect those ideas through legal tools such as
copyrights and patents. Collectively, all of this
intangible property is called intellectual property
(IP), and includes all copyrights, patents,
trademarks, trade secrets, design rights, logos,
and brands. Keep in mind that ICE owns the
rights to all IP created with company materials
or on company time.

Third parties' and previous
employers' information
In the course of our work, we are obligated
and responsible for protecting information
that belongs to other companies or entities
with whom we interact. For example, in the
course of doing business we may learn - or
generate - confidential information about our
customers or other business partners. When
we collect confidential information such as
trading, clearing, and benchmarking-related
information or personal details about our
customers or other companies, we have a
responsibility to safeguard that information
as diligently as we do our own. And when
an employee joins or leaves ICE, we have to
respect the fact that this person cannot share
confidential information about previous or
future employers or colleagues.

CONFLICTS
OF INTEREST
When we are open about possible conflicts
that can divide our loyalties and impair
our work, we can find a way to minimize
potential problems. A conflict of interest
is a situation where an opportunity
for personal gain is at odds with our
company's best interests. We are all
responsible for working on our company's
behalf, and conflicts of interest can put that
commitment into question.

It is best to avoid conflicts of interest
altogether, but if you cannot avoid one
or are not sure whether your situation
presents a conflict, discuss it with your
manager right away. When in doubt, it is
always best to disclose your situation.

Your manager can work with you to
determine the appropriate course of action.
Remember, it is your responsibility to act
appropriately until the situation has
been addressed.

Our work may also present us with unique
potential conflicts of interest because of
our responsibilities for major benchmarks.
Accordingly, it is of utmost importance
to ensure that conflicts of interest do not
inappropriately influence determinations
of benchmarks (for example, ICE LIBOR)
and that business connections do not
compromise the performance of
our functions.

Outside work and
board memberships
We are all expected to devote our full
professional energies to our work here; after
all, we cannot make objective decisions for
ICE if we are competing with our company.
That is why any work we perform or positions
we hold outside of ICE must not interfere with
our duties at our company. However, every
individual situation is unique, and our company
takes that into account when deciding whether
to approve an outside activity.

For outside activities related to part time
work or serving on a board, you must seek
prior approval from your manager and Global
Corporate Compliance.

Family and personal relationships
When we interact with family members as part
of our work, it is easy to create an appearance
of favoritism. Addressing these situations
proactively can prevent any problems or poor
perceptions of ICE by the public. For this
reason, we may not improperly influence or
direct ICE business to a company in which any
family member or person with whom you have
a close personal relationship has an interest.
For more information about the hiring and
employment of relatives, consult the
Employee Handbook.

QUESTION
A contractor works in the procurement
department at ICE. A potential supplier is
owned by the contractor's brother-in-law.
The contractor does not see any issues with
this situation. He and the potential supplier
are not especially close, and the contractor
knows it is his job to pick the best supplier
possible. If that happens to be his brother-in-
law's company, does it really matter?

ANSWER
Yes. Even if the relationship is not a
close one, the potential supplier is still
considered a family member. That means
the ICE contractor must disclose this
relationship to his manager. His manager
can then determine if there is a conflict
of interest and make arrangements,
if necessary, to avoid the conflict or
appearance of conflict.

Investments
Having an ownership or other financial
interest in one of our company's
competitors, customers, or suppliers could
create a divided loyalty and should be
disclosed if you are involved in a business
decision regarding that entity or individual.
This way, the conflict can be addressed
appropriately. This excludes investments in
mutual funds or other immaterial financial
interests. This also applies to financial
interests held by a member of your
household or immediate family.

Corporate opportunities
We also cannot take advantage of
business or investment opportunities
that we discover through the use of
company property or information. If you
become aware of any business ventures,
investments or other opportunities you
think ICE might be interested in, tell your
manager. If you are personally interested
in the opportunity, you should not act on it
unless specifically informed that ICE plans
to pass it up and permits you to proceed
with the opportunity.

Remember, there is no substitute for good
judgment and common sense. If you are
ever in doubt about a relationship that may
present a conflict of interest, speak with
your manager.

BUSINESS GIFTS,
ENTERTAINMENT
& TRAVEL
In the right circumstances, gifts and
entertainment can foster goodwill between
our company and our partners. A modest
holiday gift may be a thoughtful "thank
you," just as a meal might help strengthen
a business relationship. However, if not
handled carefully, the exchange of gifts and
entertainment can damage our reputation.
Such exchanges might also create the
appearance of a conflict of interest,
especially if they happen frequently or in
amounts large enough to make others
suspect our judgment is being clouded.

Gifts are usually goods or services, but
can be any item of value. Entertainment
includes events such as meals or sporting
events where both the giver and the
recipient attend. Travel applies to offers of
transportation and lodging. To sustain the
health of our key business relationships,
do not accept any gift, entertainment or
travel expense that might influence - or
appear to influence - your ability to make
objective business decisions. Check the
rules in our Global Business Gifts, Meals &
Entertainment Policy to make sure you know
our guidelines, including reporting and
approval requirements, and take a moment
to ask your manager if you are not sure.

To assist in determining whether a business
gift or entertainment is acceptable,
ask yourself:
* Is the cost reasonable and allowable
under Company policies?
* Is it directly related to
company business?
* Was it solicited?
* Is there any chance it could create
an appearance of impropriety?
* Is the recipient a
government official?

If you are offered a gift or entertainment
and feel it would be impractical or harmful
to refuse or return a gift, discuss the situation
with your manager, local compliance officer
or a member of the Global Corporate
Compliance team.

Be extra careful when working in countries
with cultures and laws that are different
from your own. If you are interacting with
government officials, be sure to familiarize
yourself with and follow both the Global Anti-
Bribery Policy and the Corruption & Bribery
Prohibited section of this code.

QUESTION
An ICE employee has made some recent
connections through her son's after
school program. In fact, one of the parents
she meets works for a prospective ICE
customer. The employee thinks that
starting up a friendship would be beneficial
to her work, and feels like a few extra
gestures could help our company win
business. At one of the kids' events, she
gives the prospective customer a brand new
tablet, mentioning that she gets high-end
gadgets for free due to her husband's job.
Has she done anything wrong?

ANSWER
Yes. Though ICE always welcomes new
business, we never solicit it through
inappropriate gifts. Because the employee's
gift is elaborate and costly - even if she is
getting it at a discount - it could appear to
be a bribe.

06
COMMUNICATION

SYSTEMS,
TECHNOLOGIES
AND SOCIAL MEDIA
Our company trusts us with a wide range of
assets that make it possible for us to do our
jobs effectively. It is our responsibility to use
them wisely. Obviously, the computers and
other devices that ICE provides for us to use
are company property. The same is true of our
email system and Internet access. A certain
amount of personal use is okay, but company
technology should primarily be used for
business. This is why, when communicating
through ICE networks, we must always
maintain a professional tone and keep our
comments appropriate.

Any time we are using company equipment
or systems, we should not expect privacy.
ICE may monitor anything we create, store,
send, or receive on company technology, to
the extent allowed by law. We also should not
create, store, or send content that others might
find offensive - it could reflect poorly on our
company. Finally, we must avoid any usage
that might lead to loss or damage, such as a
leak of confidential company information or a
breach of our IT security.

Social media usage is covered by our
Corporate Information Security Policy. Be sure
to familiarize yourself with this policy and
ask your manager or a member of the ICE
communications team (media@theice.com) if
you have any questions.

ENVIRONMENTAL &
SOCIAL RESPONSIBILITY
As the preeminent operators of global markets,
we approach our business with a corporate
focus on sustainability. This creates long-term
stakeholder value by taking into account
the external factors that affect the business
environment. At ICE, sustainability means
having an awareness of issues relating
to sustainability with respect to areas of
our business - such as being a leader in
developing the world's carbon markets. In
addition, our focus on efficiency means that
we strive to be proactive and look for ways
that we can reduce waste and use resources
more efficiently.

As an organization, and as a group of people
who care about the state of our global
communities, we support and respect efforts
to protect human rights. We follow the
labor laws that apply wherever we do business
- and we expect the companies we work with
to do the same. All employment at
ICE is voluntary, and ICE always complies
with applicable wage and hour laws
and regulations.

We also understand that social
responsibility has a local component.
That means being a good neighbor in the
communities where we operate. While
each of us is encouraged to become
involved in the life of our local communities
by supporting causes and events, it is
important to remember that we should
not pressure others to contribute to
or participate in our preferred
charitable organizations.

Just as we are encouraged to engage
in charitable activities, we are also
encouraged to voluntarily participate in the
political process. However, your personal
participation is just that - personal. You
should not indicate in any way that your
participation is an endorsement from ICE,
nor should you expect the company to
reimburse you for your political activities.
Like other personal activities, do not
use company time or resources for your
personal political activities. In the U.S., ICE
has created a Political Action Committee
(or PAC) to support the government affairs
initiatives of ICE. The ICE PAC is funded
exclusively by employee contributions.
Please see the ICE-PAC Operating Guidelines
for more information.

Finally, lobbying activities are strictly
regulated - and highly visible. Do not
engage in any lobbying activity on behalf of
the company without prior permission from
the General Counsel of ICE.

INVESTOR COMMUNITY
AND THE MEDIA
We want the public to have a clear, consistent
idea of who we are and what we do here at
ICE. To help this happen, it is important that
we always direct any inquiries from the media
to our corporate communications team, rather
than attempting to field them ourselves.
Similarly, inquiries from investors and analysts
should always be directed to our investor
relations team. Never attempt to answer any
questions from the press or investors that you
are not pre-approved to answer. Any and all
press releases using the name of ICE or any
subsidiary must be pre-approved by corporate
communications. Your first step in obtaining
pre-approval should be filling out a request
form on ICEspace.

If you are invited to speak or present at an
event, follow the corporate communication
written request and internal approval process
before accepting any external presentation
requests. There may be some rules they will
need to discuss with you, like limits on the use
of company information, as well as review
expenses and materials required to participate.

If you have any questions, please consult
our Global Disclosure & Corporate
Communications Policy.

07
PROFESSIONALISM & INTEGRITY

CORRUPTION &
BRIBERY PROHIBITED
We never resort to bribery or other corrupt
practices. We represent the preeminent
collection of markets and clearing houses,
and are confident that we can win based on
the quality of our offering. This means that we
must not solicit, give, receive, or promise any
"item of value," either directly or indirectly,
with the intent of helping ICE obtain an unfair
advantage. This includes offering, providing,
or receiving excessive gifts and entertainment.
Please see our Global Business Gifts, Meals &
Entertainment Policy and our
Global Anti-Bribery Policy.

Certain payments can violate anti-corruption
laws or regulations in the countries where we
operate - but we may not always know what
those payments look like. When considering
whether a payment is or might appear to be a
bribe, look for red flags like:

* Requests that a commission be paid in
cash, in another name, or to an address
in another country
* Large, unexplained expenses on a travel
and entertainment expense report
* An agent demanding an unusually high
commission for a transaction
* Any agent or salesperson who says
they are working directly with a
government official to give our
company a contract

Relationships with
government officials
If you interact with government officials
on ICE's behalf, be particularly careful
about offering or accepting gifts and
entertainment. Laws and regulations
governing what companies like ours can
give government officials are very strict and
very restrictive. Be sure you know what the
rules are. To be clear, a government official
can be a national or local government
employee, a political candidate, a party
official, a member of a royal family,
or an employee of a government-controlled
entity.

We are also responsible for the actions
of the third parties working on our behalf.
The way they interact with government
officials while representing ICE is just as
important as the way we ourselves carry
out these interactions. Before retaining a
third party to do work for us, be sure you
have followed all applicable due diligence
processes and you are certain that the third
party is an appropriate business partner
for ICE.

For more information on this important
issue, see our Global Anti-Bribery Policy.

QUESTION
An ICE employee is authorized to hire an
intermediary to take care of the permits our
company needs from a government agency.
This intermediary requested a $40,000
retainer and said that he would use the
money to "help move the process along."
Since the employee does not really know
where the money is going, does he have
to worry about it?

ANSWER
Yes. Anti-corruption laws, like many laws
that govern the way we do business, focus
as much on appearances as they do on
clear intent. This means that we cannot
simply turn a blind eye to acts of corruption
or possible corruption. If we are not directly
involved with government officials, we have
a responsibility to ask pertinent questions
of our third parties - including questioning
the purpose and allotment of funds.

FAIR COMPETITION
We believe in fair and open competition.
That is why we compete vigorously to be an
industry leader - and maintain high standards
of honesty when doing so. When looking
to gain a competitive advantage, we do so
through our superior performance, reliability
and quality - not through unethical or illegal
business practices. We will not enter into any
arrangement with competitors that is unlawful
or could harm our reputation.

Competition laws are complex and compliance
requirements can vary depending on the
circumstance. In general, the following
activities are red flags, and should be avoided.
And when they cannot be avoided, they need
to be reported to the legal department or your
local compliance officer:

* Entering into anti-competitive
agreements with competitors,
including price fixing, bid rigging, and
market allocation or segmentation.
* Exchanging competitively sensitive
information with competitors. Be
particularly careful at conferences
and trade shows where we often
spend time with our competitors in
exhibit halls.
* Imposing restrictions on clients
or suppliers.
* Abusing a position of
market dominance.

If you are in a meeting with competitors and
a questionable discussion begins, make
it clear that you believe the discussion is
inappropriate, break away from the discussion
and promptly inform the legal department.
For more information on this important issue,
please see our Antitrust and Competition Law
Compliance Manual.

QUESTION
An ICE employee and a few of his
colleagues are attending a conference,
along with some of our competitors. During
lunch, a representative of a key competitor
sat at the employee's table and started
discussing his company's upcoming bids
with a few other attendees. He does not
speak directly to the employee or ask any of
the ICE team members to do anything, but
the ICE employee still overhears him talking
to the others. What should he do now?

ANSWER
The employee needs to take control of
the situation and speak up. Even if we
are not directly participating in an anti-competitive
discussion, we can still be
guilty by association. The mere appearance
of competitive collusion can mean serious
consequences for our company and those
involved - or seemingly involved. The ICE
employee needs to make it clear that he will
not participate in this conversation, then
report the situation to the legal department
to ensure it is properly documented.

Handling competitive information
Knowing what our competitors are doing
can help us compete more effectively and
allows us to stay ahead of the curve. It is
okay for us to look for publicly available
information - things we might find on
a company's website or in articles, for
example. But trying to get information by
lying or pretending to be someone you
are not is definitely unethical and could
be illegal. Similarly, if you receive another
company's confidential or proprietary
information by mistake, be sure to return or
destroy it.

BOOKS & RECORDS
Our commitment to Professionalism &
Integrity is visible in our documentation.
That is why all of the records we create
have to be kept accurately and in
reasonable detail. We all record information
of some kind, whether it is tracking work
hours or expenses or sales contracts.

When these are accurate, our company is
able to make informed decisions about how
to run our business and plan for the future.
Our collected records, such as financial
disclosures and other filings, also help us
fulfill obligations to external stakeholders.
It is crucial that our accounting functions
always meet the highest standards.

If you have any concerns about the
accuracy of our books and records, raise
them immediately. See our Global Anti-Fraud
Policy for more information.

Document management
and retention
When you are deciding what documents
to save, archive, or trash, always check
our policies. This applies to all kinds of
documents, paper and electronic, and helps
us make sure we have the information we
need at hand, both for routine business and
in case we are notified of a legal hold.

At some point you may be notified that a
legal hold has been placed on documents
in your possession. If it happens, check
with the legal department to make sure
you understand the procedures and
requirements. The key thing to remember
is never to alter, conceal, or destroy any
document under a legal hold.

For details about how long a document must
be retained, consult Record Retention Policy.

OUTSIDE AUDITS &
INVESTIGATIONS
From time to time, we receive requests for
information from national or local government
and regulatory officials. If they contact you, do
not try to handle the request yourself. Be sure
to notify your manager or the legal department
for assistance in handling the request
promptly, accurately, and completely.

You also may be approached by external
auditors, attorneys, or investigators requesting
information from you in the context of work
they are doing for the company. You are
responsible for providing these individuals
with timely and accurate information.
Never mislead or attempt to influence any
investigation, audit, or inquiry.

INSIDER TRADING
PROHIBITED
During the course of our work for ICE, we
may become aware of material non-public
information. Material non-public information
(also known as inside information) is
information about a company - either
ours or another - that is not known to the
general public and that could influence a
typical investor's decision to buy, sell, or
hold that company's securities. Information
stops being non-public when it has been
effectively disclosed to the public and a
reasonable waiting period has passed to
allow the information to be absorbed by the
marketplace. As discussed in Protecting
Sensitive Information, you also must not
share this information with anyone, whether
inside or outside of the company.

QUESTION
An ICE salesperson is checking his invoices
for the month, making sure that the
amounts paid are not less than the amount
the client owes. He notices that one client
has overpaid by several hundred dollars.
The overpayment was made a couple
of weeks ago and seems to have gone
unnoticed by the client - who was rather
difficult to work with anyway. Since the
error is in ICE's favor, does the employee
need to do anything about it?

ANSWER
Yes. Any accounting error, no matter whom
it favors, should be corrected as soon as
possible. He should talk with his manager
about the error and follow the appropriate
procedure to correct our records and issue
a credit or a refund to the client.

Buying or selling securities of a company
while you possess material non-public
information (otherwise known as "insider
trading") is a criminal offense and is
prohibited by company policy. This applies
to stock, shares, options, debt securities,
or any other securities. The company also
restricts certain trading activities and
trading in certain products, such as futures
contracts listed on ICE markets or related
contracts, regardless of the existence of
material non-public information. Global
Corporate Compliance or your business
unit may publish additional requirements
and restrictions on your personal trading
due to your job responsibilities. If you have
any doubt whether non-public information
you possess is material, do not trade on
that information. Rather, seek guidance
from Global Corporate Compliance, your
manager, the legal department, or your
local compliance officer.

In addition, keep in mind that it is also
illegal to provide inside information to
others (or "tip" them) in making their
investment decisions.

Even if you trade for reasons unrelated
to inside information you possess, you
may be liable for insider trading, and the
consequences are serious. For more
information, see our Global Personal
Trading Policy.

QUESTION
The cousin of an ICE consultant founded
a company that is planning to IPO with
us. He wants to include the consultant in
the "friends and family" list he is pulling
together for the IPO and our consultant is
convinced the listing is going to be a big
success. The consultant works in a part of
the company that does not have anything to
do with capital raising, and does not know
anyone working on the listing. Can her
cousin include her in this lucky list of
IPO participants?

ANSWER
No. Even though the consultant is not part
of the listings team, our Personal Trading
Policy prevents any of us from participating
in an IPO due to the appearance of a
conflict of interest. The consultant is
welcome to buy shares following the initial
listing as long as she is not in possession
of material non-public information at
that time. And the prohibition on her
participation in the IPO applies to her
husband as well under our policy.

ANTI-MONEY
LAUNDERING AND
GLOBAL BUSINESS
In the United States, Europe, and other places
where our company conducts business, there
are strict laws directed at preventing the use
of the financial system for financial crimes.
Such crimes include, but are not limited to,
money laundering, terrorist financing, violation
of sanctions laws, and bribery offenses.
Confidence in the financial system as a whole
could be seriously damaged by efforts to use
the financial system for financial crimes.

ICE is firmly committed to conducting
business in full compliance with all applicable
import, export, sanctions, and anti-money
laundering regulations. Sanctions laws
generally impose economic and trade
sanctions against particular persons, entities,
countries, and territories. These include
persons and entities identified on sanctions
lists maintained by various jurisdictions.
You should consult with Global Corporate
Compliance or the legal department
immediately if you have questions as to
whether or not a specific entity or individual
may be on a restricted list.

Failing to comply with these laws and
regulations harms our reputation, and may
subject individuals involved or the company to
significant penalties, including imprisonment
and fines. The bottom line is: know your
clients, verify their identities and that of any
beneficial owners. Identify and escalate as
soon as possible any unusual activity you
believe may potentially be related to money
laundering or terrorist financing activity.

For more information, please refer to our Global
Anti-Money Laundering and Sanctions Policy.

A number of government controls, both in the
United States and internationally, also restrict
to varying degrees the import and export of
goods, services, and technical information. No
matter where we are working, we honor the
trade, import, and export laws of the countries
in which we operate. Contact the legal
department if you have any questions about
how import and export laws might apply to the
work you are doing.

08
ACKNOWLEDGMENT
By certifying to the ICE code, you are acknowledging that:
* You have read and understand the code.
* You agree to abide by the principles of the code and the relevant policies that apply to your job responsibilities.
* You understand your responsibility to promptly report to the company any suspected violations of this code.

Copyright 2014. Intercontinental Exchange, Inc. All rights reserved. ICE, ICE and Block Design, are
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regarding registered trademarks owned by Intercontinental Exchange, Inc. and/or its affiliated companies see www.theice.com/terms.jhtml

Intercontinental Exchange, Inc. / ICE
5660 New Northside Drive / 3rd Floor / Atlanta, GA 30328
Tel: 770.857.4700 / info@theice.com